Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Nexalin Inc. and Subsidiary (the “Company”) on this Form S-1 of our report dated September 9, 2021, except for Note 1 and 13 as to which the date is December 7, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements the Company as December 31, 2020 and 2019, which report appears in this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

Marlton, New Jersey

January 3, 2022